Exhibit 99.1

Press Release
www.shire.com

Directorate change

Appointment of Ian Clark as Non-Executive Director

January 3, 2017 - Shire plc (LSE: SHP, NASDAQ: SHPG) (“Shire”’ / the “Company”) announces the appointment of Ian Clark as a Non-Executive Director of the Company with effect from the date of this announcement.

Mr. Clark served as Chief Executive Officer and Director of Genentech Inc (part of the Roche Group) and Head of North American Commercial Operations for Roche until December 31, 2016, having held several senior strategy, operations and commercially focused roles since joining Genentech in 2003. Prior to this Mr. Clark held various senior operational, sales and marketing roles in other pharmaceutical and healthcare companies. He is currently appointed as a Non-Executive Director of TerraVia Holdings Inc. where he serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee.

Susan Kilsby, Shire’s Chairman, commented: “We are very pleased to announce Ian’s appointment at this important time; his in-depth knowledge of the biotechnology sector and breadth of operational experience stand to serve Shire well as we look forward to growing our business and addressing unmet patient needs world-wide.”

Mr. Clark added: “Shire has demonstrated commitment to being the global leader in rare diseases and to delivering value to its patients, physicians, shareholders and other stakeholders. I look forward to working with Susan and the rest of the Board in pursuing a successful future for the Company.”

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

No further information is required to be disclosed pursuant to 9.6.13R of the UK Listing Rules.

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

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